[GRAPHIC OMITTED] [WHITING PETROLEUM LOGO]

Mile High Center
1700 Broadway, Suite 2300
Denver, CO 80290-2300
T/ 303.837.1661
F/ 303.861.4023

NEWS RELEASE

Company contacts:	Patricia J. Miller, Vice President and Corporate Secretary 303.837.1661 or patm@whiting.com Heather Duncan, Director of Investor Relations 303.837.1661 or heatherd@whiting.com

Whiting Petroleum Corporation Announces Its Fifth Accretive
Producing Property Acquisition of 2004, Adding
251.1 Bcfe of Reserves in Core Permian Basin Fields (TX/NM)
for $345 Million, or $1.37/Mcfe

All 2004 Acquisitions and Mergers Now Total
421.5 Bcfe for $519.74 Million or $1.23 per Mcfe

DENVER, Colorado – September 1, 2004 – Whiting Petroleum Corporation (NYSE: WLL) announced today that it has entered into a formal Purchase and Sale Agreement with undisclosed private sellers to purchase interests in seventeen fields in the Permian Basin of West Texas and Southeast New Mexico for a purchase price of $345 million. The effective date of the acquisition is July 1, 2004 and closing is expected to occur September 23, 2004, subject to standard conditions to closing, including Whiting’s completion of title and environmental due diligence. Whiting estimates that current net production from the properties is approximately 37.8 million cubic feet of gas equivalent (MMcfe) per day and that net proved reserves being purchased are approximately 251.1 billion cubic feet equivalent (Bcfe) resulting in an acquisition cost for these properties of $1.37 per Mcfe. Approximately 72% of the net daily production from these properties will be operated by Whiting.

This acquisition, as well as the three previously announced cash acquisitions, will be financed using bank debt which will total approximately $435 million after the closing of these acquisitions later this month. Whiting expects to have a debt to total capitalization ratio of 64% immediately after the closing of all four cash acquisitions. Using its net cash provided by operating activities, net of planned capital expenditures, Whiting believes it would be able to reduce its bank debt by approximately 67% and return its debt to total capitalization ratio to less than 40% within 24 months. Whiting plans to hedge most of the production from these four cash acquisitions during this 24 month period.

James J. Volker, Whiting President and Chief Executive Officer said: “We are extremely pleased to announce this large acquisition of long-lived Permian Basin reserves in several key fields including Parkway Field in Eddy Co., NM, Would Have and Signal Peak Fields in Howard Co., TX, Keystone Field in Winkler Co., TX, and the DEB Field in Gaines Co., TX. We plan to continue the development of the proved undeveloped and other non-producing reserves in this acquisition. We believe development of just the proved undeveloped reserves in this acquisition offers the opportunity to increase the current rate of production from these properties by over 50% during the next 18 months. This acquisition adds about 300 operated producing wells in our Permian core area making it operationally equal to our North Dakota core area. Coupled with the three other recently announced property acquisitions, this brings the total of Whiting’s 2004 capital committed to cash acquisitions to $443.5 million. The estimated proved reserves from all four cash acquisitions of 333.7 Bcfe would yield an average acquisition cost of $1.33 per Mcfe as summarized in the table below. Since the beginning of the year, Whiting has almost doubled our year end 2003 proved reserves by adding more than 421 Bcfe. The reserve to production ratio for the combined Equity Oil merger and cash acquisition property group is 15.3:1. Approximately 70% of the reserves we will acquire this year through merger and cash acquisition are proved developed reserves.

	PRICE	CURRENT NET PRODUCTION			ESTIMATED NET PROVED RESERVES				ACQUISITION COST
ACQUISITION	M$	BO/D	MCF/D	MCFE/D	MBO	MMCF	MMCFE	% GAS	$/MCFE	$/MCFE/D
#1	$44,200	760	4,300	8,860	3,081	21,300	39,786	54	$1.11	$4,989
#2	$19,300	55	3,370	3,700	181	10,900	11,986	91	$1.61	$5,216
#3	$35,000	600	2,700	6,300	3,349	10,729	30,825	35	$1.14	$5,556
#4	$345,000	4,730	9,456	37,836	34,343	45,077	251,136	18	$1.37	$9,118
Subtotal Cash
Acquisitions	$443,500	6,145	19,826	56,696	40,955	88,007	333,734	26	$1.33	$7,822
Equity Oil Merger	$76,240	1,548	8,912	18,200	9,944	28,081	87,745	32	$0.87	$4,189
TOTAL	$519,740	7,693	28,738	74,896	50,899	116,088	421,479	28	$1.23	$6,939

•	Acquisition #1 announced on July 28, 2004 and closed August 13, 2004 covered properties in Colorado and Wyoming. Acquisition #2 (Delta Petroleum) announced on August 5, 2004 and closed August 16, 2004 covered properties in Louisiana and South Texas. The first full month of revenues and volumes from Acquisitions #1 and #2 will be booked in September. Acquisition #3, announced on August 12, 2004, is expected to close in September. The first full month of revenues and volumes from Acquisition #3 will be booked in October. Acquisition #4, announced in this press release, is scheduled to close September 23, 2004 and the first full month of revenues and volumes will be booked in October.

•	The Equity Oil volumes shown above are as of January 1, 2004. The price is the value as of the announcement date of February 2, 2004. Current Equity production is approximately 16,000 Mcfe per day. The Equity merger closed in July 2004. The first full month of revenues and volumes for the Equity properties will be booked in August.

Volker added, “For the year, Whiting has completed or entered into agreements for approximately $520 million of acquisition and merger transactions at a total acquisition cost of about $1.23 per Mcfe. We estimate the reserves associated with the mergers and acquisitions will replace more than 900% of our estimated 2004 production. Once these transactions and associated properties are assimilated into Whiting by October 1, 2004, net production is estimated to be approximately 176 MMcfe per day.”

Conference Call Time and Instructions

A conference call with investors, analysts and other interested parties is scheduled for 8:30 a.m. MDT (9:30 a.m. CDT, 10:30 a.m. EDT) on Thursday, September 2, 2004 to discuss this transaction and to answer questions. You are invited to listen in by calling (800) 847-4038 or (706) 634-7593. Access to a live Internet broadcast will be available at http://www.whiting.com. A replay of the call will be available until September 9, 2004. You may access this replay at (800) 642-1687 or (706) 645-9291 and entering the pass code #9889031. You may also access a web archive at http://www.whiting.com.

About Whiting Petroleum

Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation and Equity Oil Company. Whiting Oil and Gas Corporation is a growing energy company based in Denver, Colorado that is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, costs and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,”“intend,” “plan,” “estimate,” “anticipate,”“believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; our ability to identify and complete acquisitions and to successfully integrate acquired businesses and properties; unforeseen underperformance of or liabilities associated with acquired properties;

inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

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